Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Royal Dutch Shell plc of the report dated March 29, 2005 relating to the Netherlands GAAP financial statements of the Royal Dutch/Shell Group of Companies which appears in the Royal Dutch Petroleum Company and The “Shell” Transport and Trading Company, p.l.c. Annual Report on Form 20-F/A (Amendment No.1) for the year ended December 31, 2004. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London
18 May, 2005

/s/ KPMG Accountants N.V.

KPMG Accountants N.V.
The Hague
18 May, 2005